UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2005

U.S. HOME SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-18291	75-2922239
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

750 State Highway 121 Bypass, Suite 170 Lewisville, Texas	75067
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (214) 488-6300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 - REGISTRANT’S BUSINESS AND OPERATIONS

Item 1.02. Termination of a Material Definitive Agreement

As a result of the resignation of Daniel L. Betts as president and chief executive officer of USA Deck, Inc., a wholly owned subsidiary of U.S. Home Systems, Inc. (“USHS”), the employment agreement dated November 30, 2002 by and between USA Deck, Inc. and Mr. Betts was terminated effective April 15, 2005. The employment agreement was scheduled to terminate on December 31, 2005. Except as disclosed in Item 5.02, neither USHS nor its subsidiary, USA Deck, has any further liabilities or payment obligations under the employment agreement.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of Principal Officers.

Effective April 15, 2005, Daniel L. Betts resigned as president and chief executive officer of USA Deck, Inc., the exterior products (wood decks) operating subsidiary of USHS. Mr. Betts also resigned as vice president of USHS. Peter Bulger, the chief operating officer of USHS, will act as interim president of USA Deck until a permanent replacement for Mr. Betts is selected.

USHS, USA Deck and Mr. Betts have entered into a Settlement Agreement and General Release (“Agreement”) in connection with Mr. Betts’ termination of employment. Pursuant to the Agreement, Mr. Betts will continue to receive his current rate of pay for a period of six months and USA Deck will continue to provide medical insurance coverage for Mr. Betts and his family for the six-month period. Mr. Betts has agreed to provide consulting services to USA Deck and USHS, on an as needed basis, during the next six months. Mr. Betts will be subject to certain non-competition covenants and restrictions as set forth in the Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on the 15th day of April, 2005 on its behalf by the undersigned, thereto duly authorized.

U.S. HOME SYSTEMS, INC.

By:	/s/ Murray H. Gross
Murray H. Gross
President and Chief Executive Officer